Exhibit 10.37

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 15, 2011 by and between OXiGENE, Inc., a Delaware corporation (“OXiGENE”), and Dr. Peter Langecker (the “Executive”).

W I T N E S S E T H:

WHEREAS, on June 10, 2009, OXiGENE and Executive entered into an Employment Agreement relating to Executive’s service as OXiGENE’s Executive Vice President and Chief Development Officer; and

WHEREAS, OXiGENE and Executive now desire to amend and restate the Employment Agreement to reflect the fact that Executive is now OXiGENE’s Chairman of the Board and Chief Executive Officer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, OXiGENE and Executive hereby agree as follows:

1.	Employment

Executive shall serve in the capacity of Chief Executive Officer, and shall have the duties, responsibilities and authority assigned to Executive by OXiGENE’s Board of Directors to whom he shall report.

Executive, so long as he is employed hereunder, (i) shall devote substantially all of his full professional time and attention to the services required of him as an employee of OXiGENE, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to OXiGENE’s existing vacation policy, and subject to OXiGENE’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of OXiGENE, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. Notwithstanding the above, Executive may continue to serve as a consultant/advisor for the entities listed on Exhibit A provided that such service does not create any conflicts, ethical or otherwise, with Executive’s responsibilities to OXiGENE and further provided that Executive’s time commitments do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined by OXiGENE.

2.	Term

The term of Executive’s employment under this Agreement shall continue until terminated by either party in accordance with Section 6 hereof (the “Employment Term”).

3.	Base Salary; Stock Options

3.1   During the Employment Term, Executive will be paid an annual base salary in the amount of $350,000 (such amount as adjusted, from time to time, the “Base Salary”), payable in equal biweekly (26) installments in accordance with OXiGENE’s payroll schedule and policies, and will be subject to withholdings as allowed by law. The Base Salary will be subject to review annually or on such periodic basis (not to exceed annually), and may be adjusted upwards in the sole discretion of the Board of Directors of OXiGENE (the “Board”) or its designee. Executive will be eligible during each year of the Employment Term for consideration for an annual bonus (the “Annual Bonus”) equal to up to forty percent (40%) of his then-current Base Salary, based upon OXiGENE’s assessment of the performance of Executive and OXiGENE at the sole discretion of OXiGENE. If OXiGENE, in its sole discretion, determines that it will pay Executive an Annual Bonus, it will be paid prior to March 15th of the year following the year with respect to which the Annual Bonus is earned. Further, except as provided in Section 6.2 of this Agreement, in order to be eligible for and earn the Annual Bonus, Executive must be employed by OXiGENE on the date the Annual Bonus is paid. The Annual Bonus is based on the achievement of individual and Company written goals established on an annual basis and on overall Company performance.

3.2   Executive shall continue to be eligible to receive stock option grants, stock bonuses, restricted stock grants or other equity compensation awards granted to Executive from time to time by the Board in its sole discretion and to participate in any equity compensation plan that may be established by OXiGENE for Executive or its executive team generally.

4.	Benefits

Executive shall continue to be entitled to participate in employee benefit plans and arrangements made available by OXiGENE generally to OXiGENE employees of comparable title or responsibilities during the Employment Term, subject to the terms of such plans and arrangements. However, OXiGENE may modify or terminate the benefits it offers to its employees at any time in its sole discretion.

5.	Business Expenses

5.1   Executive shall be entitled to receive an American Express Corporate Card (or other card should OXiGENE change to another card issuer), for business related expenses and prompt reimbursement will be made for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment Term; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by OXiGENE and applicable law. All reimbursements of expenses hereunder shall be made subject to and in accordance with Section 18.3 of this Agreement.

6.	Termination

6.1   Executive may resign from employment with OXiGENE upon written notice to OXiGENE. OXiGENE requests at least a 30-day notice if Executive is going to resign.

6.2   If Executive’s employment is terminated by OXiGENE other than for Cause (as defined below) or Executive’s disability, then OXiGENE shall provide to Executive the following termination compensation:

(a)	payments equal to Executive’s then-current Base Salary for a period of twelve (12) months, payable in equal installments on OXiGENE’s normal paydays.

(b)	a payment equal to the portion of the Executive’s Base Salary that has accrued prior to any termination of the Executive’s employment with OXiGENE that has not yet been paid;

(c)	an amount equal to the value of the Executive’s accrued but unused vacation days in accordance with applicable law;

(d)	the amount of any OXiGENE business-related expenses incurred in accordance with OXiGENE policy prior to any termination and not yet reimbursed;

(e)	a lump sum equal to the Annual Bonus related to the most recently completed calendar year, if earned and not already paid, and

(f)	should Executive timely and properly elect and be eligible for COBRA coverage, payment of Executive’s COBRA premiums for the Executive and the Executive’s immediate family’s medical and dental insurance coverage for a period of twelve (12) months; provided, that OXiGENE shall have no obligation to provide such coverage after Executive becomes eligible for medical and dental coverage with another employer. Executive shall give prompt written notice to the Company on attaining such eligibility.

The payments described in Sections 6.2 (b), (c) and (e), shall be payable upon Executive’s last day of employment; and the payments described in Section (d) shall be payable within ten (10) days after Executive provides the proper expense documentation in accordance with OXiGENE policy. The payments described in Sections 6.2(a) and (f), unless otherwise required by law, shall be paid or commence to be paid within ninety (90) days of Executive’s termination of employment provided Executive has executed and delivered to OXiGENE and has not thereafter revoked a general release within forty-five (45) days of Executive’s termination of employment.

6.3   If, following any Change in Control (as such term is defined below) and prior to the expiration of one (1) year from the date of such Change in Control, (1) Executive’s employment is terminated (other than for Cause or the Executive’s disability) or (2) in the event of a termination with Good Reason, then

(a)	Executive shall receive, within sixty (60) days after Executive’s termination of employment:

(i)	A lump sum payment of an amount equal to twelve (12) months of Executive’s then current Base Salary; and

(ii)	the termination compensation described in Sections 6.2(b), (c), (d), (e) and (f) above, payable as described, and subject to the conditions set forth in, Section 6.2, above.

(b)	All stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by OXiGENE shall vest in full and be immediately exercisable. Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly, pursuant to the terms of the applicable option, right or award.

“Change in Control” shall mean the occurrence of any of the following events:

(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of OXiGENE representing more than fifty percent (50%) of the total voting power represented by OXiGENE’s then outstanding voting securities (excluding for this purpose any such voting securities held by OXiGENE or its affiliates or by any employee benefit plan of OXiGENE) pursuant to a transaction or a series of related transaction which the Board of Directors does not approve; or

(ii)	Merger/Sale of Assets. (A) A merger or consolidation of OXiGENE whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of OXiGENE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of OXiGENE or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of OXiGENE approve an agreement for the sale or disposition by OXiGENE of all or substantially all of OXiGENE’s assets; or

(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of OXiGENE as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to OXiGENE).

For purposes of this Agreement, a Change in Control must also meet the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5).

6.4   Except as otherwise set forth in this Section 6 or as required by applicable law, all obligations of OXiGENE under this Agreement shall cease if, during the Employment Term, OXiGENE terminates Executive for Cause or Executive resigns for other than Good Reason. Upon such termination, Executive shall be entitled to receive only the termination compensation described under Sections 6.2(b), (c), (d) and (e).

6.5 For the purposes of this Agreement, the term “Cause” shall mean any of the following:

(a)	Executive’s substantial failure to perform any of his duties hereunder or to follow reasonable, lawful directions of the Board or any officer to whom Executive reports;

(b)	Executive’s willful misconduct or willful malfeasance in connection with his employment;

(c)	Executive’s conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;

(d)	Executive’s material breach of any provision of this Agreement, OXiGENE’s bylaws or any other agreement with OXiGENE; or

(e)	Executive’s engaging in misconduct that causes significant injury to OXiGENE, financial or otherwise, or to its reputation.

If Cause arises under Section 6.5(a), (b), or (d), Executive shall be given thirty (30) days to reasonably cure such Cause (if reasonably subject to cure).

6.6   For the purposes of this Agreement, “Good Reason” shall mean: (i) without the Executive’s express written consent, any material reduction in Executive’s title, or responsibilities compared to those prior to a Change in Control (as such term is defined in Section 6.3); (ii) a change in the location at which the Executive must perform the services under this Agreement of more than sixty (60) miles; (iii) without the Executive’s express written consent, a material reduction by OXiGENE in the Executive’s total compensation, provided that it shall not be deemed a material reduction if (a) the amount of Executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (b) a benefit is amended and such amendment affects all eligible executive participants, or (iv) OXiGENE breaches a material term of this Agreement; provided that, in each case, the Executive has provided notice to OXiGENE of such Good Reason condition within sixty (60) days of the initial occurrence of such Good Reason condition, has provided OXiGENE with thirty (30) days in which to cure the Good Reason condition, and such Good Reason condition remains uncured after the expiration of such thirty (30) day cure period. To be effective, such notice of a Good Reason condition must be in writing and set forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason. For purposes of this Agreement, a termination for Good Reason requires that the Executive actually terminate his employment with OXiGENE within thirty (30) days after the expiration of the 30 day cure period and must also meet the requirements for a good reason termination in accordance with Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.

6.7   The foregoing payments upon Executive’s termination shall constitute the exclusive payments due Executive upon termination of his employment with OXiGENE under this Agreement or otherwise, provided, however that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of OXiGENE which provides benefits after termination of employment.

7.	Taxes

Any amounts or benefits payable or provided to Executive hereunder shall be paid or provided to Executive subject to all applicable taxes required to be withheld by OXiGENE pursuant to relevant federal, state and/or local law. Executive shall be solely responsible for all taxes imposed on Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder and OXiGENE makes no representation, warranty or promise regarding the tax treatment of any payment or benefit provided to Executive, including but not limited to under Code Sections 409A and 280G.

8.	Non-Competition/Non-Solicitation

8.1   Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached to this Agreement as Exhibit B.

9.	Attorney’s Fees and Expenses

OXiGENE and Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party to the prevailing party’s reasonable attorney fees and expenses.

10.	Amendments

This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

11.	Assignments

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of OXiGENE and its successors, assigns and legal representatives.

12.	Waiver

Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

13.	Severability

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.	Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Peter Langecker

17610 Via Sereno

Monte Sereno, CA 95030

If to OXiGENE:

OXiGENE, Inc.

701 Gateway Boulevard, Suite 210

South San Francisco, CA 94080

Attn: Compensation Committee of the Board of Directors

Or to such other address or such other person as Executive or OXiGENE shall designate in writing in accordance with this Section 14, except that notices regarding changes in notices shall be effective only upon receipt.

15.	Headings

Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

16.	Governing Law; Venue; Jury Waiver

This Agreement shall be governed by the laws of California without reference to the principles of conflict of laws. Each of the parties hereto consents to the jurisdiction of the federal and state courts of San Francisco County, California in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive fora for the resolution of any such claim or controversy.

17.	All Other Agreements Superseded

This Agreement contains the entire agreement between Executive and OXiGENE with respect to all matters relating to Executive’s employment with OXiGENE and, as of the date hereof, will supersede and replace any other agreements, written or oral, between the parties relating to the terms or conditions of Executive’s employment with OXiGENE.

18.	Compliance with Code Section 409A

18.1 If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation and guidance thereto (“Code Section 409A”), any termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of Executive, but shall only act as a delay until such time as a “separation from service” occurs.

18.2   It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither OXiGENE nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

18.3   Any reimbursements or direct payment of Executive’s expenses subject to Code Section 409A shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by the Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

18.4   Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A(a)(1). Any provision inconsistent with Code Section 409A will be read out of the Agreement. For purposes of clarification, this Section 18.4 shall be a rule of construction and interpretation and nothing in this Section 18.4 shall cause a forfeiture of benefits on the part of the Executive.

18.5   Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Code Section 409A, and if Executive is a “Specified Employee” (as defined under Code Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Code Section 409A, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 18.5 shall be paid in a lump sum. Any other payments will be made according to the form and timing provided for herein.

IN WITNESS WHEREOF, OXiGENE and Executive have caused this Agreement to be executed as of the date first above written.

/s/ Peter Langecker
Peter Langecker

OXiGENE, Inc.

By:	/s/ Tamar Howson
Name:	Tamar Howson
Title:	Chair of the Compensation Committee of the Board of Directors

EXHIBIT A

ACCEPTABLE ONGOING CONSULTING/ADVISOR RELATIONSHIPS

•	InterWest Partners, including their specific portfolio companies:

•	RadioRx (oxygen radical donors for cancer and other indications)

•	Drais Pharmaceuticals (oxygen radical donors for cancer and other indications)

•	Diatos S.A. (targeted drug delivery in cancer)

•	Versant Ventures

•	Isis-Integrated Strategic, Woodside, CA, Commercial research service (Breast cancer focus; inactive at this point)

•	RRD International (inactive at this point)

•	Co-Ownership interest in 3 shell companies holding IP assigned where Peter Langecker is inventor or co-inventor:

•	A privately held shell company ComGenRx (incorporated in Delaware)

•	A privately held shell company Xvasive (incorporated in Delaware)

•	A privately held shell company Alchemyrx (incorporated in Delaware)

•	These shell companies have assigned rights to Peter Langecker’s inventions and original works of authorship:

•

A method of treating a tumor in a patient comprising the use of an effective amount of a cardiac glycoside, utilizing targeted drug delivery and combination with other pharmaceuticals to control biodistribution and side effects.

•	A method of treating a tumor in a patient comprising the use of an effective amount of an estrogen receptor blocker, an aromatase inhibitor and an insulin sensitizer.

•	A method of treating commonly observed side effects with the use of sildenafil in a combination pill.

•	A method of preventing a common side effect with the use of paracetamol (liver injury) by combining it with another compound (used commonly for a different indication).

•

A method of treating a tumor in a patient comprising the use of an effective amount of an oxygen-carrying agent that releases free oxygen radicals when irradiated by energy-rich radiation, magnetic field or other means.

•	A method for treating drug addiction (heroin, cocaine) in a patient by providing transdermally delivered specific abuse-reducing drug on skin patches with continuously reduced surface area.

•	A method of treating a drug addiction (heroin) in a patient comprising the use of an effective amount of a transdermally delivered buprenorphine on skin patches with continuously reduced surface area.

OXIGENE, INC.

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

As a condition of my employment by OXiGENE, INC. (the “Company”), and in consideration of the compensation paid to me, I agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during and after my employment, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I assign to the Company any rights I may have or acquire in Proprietary Information and recognize that all Proprietary Information is the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of this information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 PriorInventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this

Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached to this Agreement a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list these Prior Inventions in Exhibit A but am only to disclose a cursory name for each invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to the inventions has not been made for that reason. A space is provided on Exhibit A for this purpose. If no disclosure is attached, I represent and warrant that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, have modified, use, have used, sell and have sold the Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below) without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I assign and agree to assign in the future (when any Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”), or any similar statute or common law decision in my state of residence. I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within two (2) years after termination of employment. At the time of each disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver documents and perform other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Proprietary Rights and the assignment of Proprietary Rights. In addition, I will execute, verify and deliver assignments of Proprietary Rights to the Company or its designee.

My obligation to assist the Company with respect to Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on the assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights I assign to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company. These records will be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with, my employment by the Company. I agree that during the period of my employment by the Company and for one (l) year after the date of my employment by the Company ends, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted under this Agreement must be given to the appropriate party at the address specified below or at another address as the party may specify. The notice will be deemed given upon personal delivery to the appropriate address, upon confirmation of receipt if by overnight courier/mail or facsimile, or if sent by certified or registered mail, on the date of confirmed delivery of the mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement must be governed by and construed according to the laws of the State of California, irrespective of choice of law rules. I expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one (1) or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement. If any one (1) or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law at the time.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement confers any right with respect to continuation of my employment with the Company, nor does this Agreement interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement will not be construed against any party by reason of the drafting or preparation of this Agreement.

10.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement will be effective as of                  2011,

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: December 14, 2011

/s/ Peter Langecker

Print Name: Peter Langecker

ACCEPTED AND AGREED To:

OXiGENE, INC.

By:	/s/ Tamar Howson

Name: Tamar Howson
Title: Chair of the Compensation Committee of the Board of Directors
Dated: December 14, 2011

EXHIBIT A

TO:	OXIGENE, INC.

FROM:	Peter Langecker

DATE:	December 14, 2011

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by OXIGENE, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☒	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
A.
B.
C.

☐	Additional sheets attached.

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and OXIGENE, INC. (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to the patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Peter Langecker

Print Name:	Peter Langecker

Date:	December 14, 2011

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)